Exhibit 99.2

News Release of the Company dated March 18, 2014

NEWS RELEASE

Lee Enterprises proposes offering of first lien notes

DAVENPORT, Iowa (March 18, 2014) —Lee Enterprises, Incorporated (NYSE: LEE), a major provider of local news, information and advertising in 50 markets, announced today that it plans to offer, subject to market and other conditions, $400 million of first lien senior secured notes due 2022. The notes will be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. The notes will be guaranteed on a senior secured basis by property and assets of Lee and certain of its subsidiaries. The interest rate, offering price and other terms will be determined at the time of pricing of the offering.

Lee intends to use the net proceeds from the offering, together with borrowings under a planned $240 million first lien credit facility (including a planned $40 million revolving credit facility that is expected to be undrawn at closing) and a planned $200 million second lien facility, as well as cash on hand, to repay in full all amounts outstanding under, and terminate, its existing first and second lien credit facilities and for the payment of related fees and expenses. Lee previously announced a commitment by a group of lenders to refinance up to $200 million of second lien debt and to extend the maturity of that debt to 2022. As of March 2, 2014, Lee’s existing debt consists of first lien debt of $593 million maturing in December 2015, second lien debt of $175 million maturing in April 2017, and $49 million of notes issued by its subsidiary, Pulitzer Inc. that mature in April 2017.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities. The notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements of the Securities Act.

Contact: dan.hayes@lee.net, (563) 383-2100